SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                   Exchange Act of 1934 (Amendment No. _____)

Filed by the Registrant
Filed by a Party other than the Registrant [X]

Check the appropriate box:
[ ] Preliminary Proxy Statement  [ ]Confidential, For Use of the Commission Only
                                              (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material Under Rule 14a-12

                            ICN Pharmaceuticals, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
                   ICN Committee to Maximize Shareholder Value
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant) Payment of Filing Fee (Check the appropriate box):
    [x] No fee required.
    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
    (1) Title of each class of securities to which transaction applies:
   -----------------------------------------------------------------------------
    (2)  Aggregate number of securities to which transaction applies:
   -----------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
   -----------------------------------------------------------------------------
    (4)  Proposed maximum aggregate value of transaction:
   -----------------------------------------------------------------------------
    (5)  Total fee paid:
   -----------------------------------------------------------------------------
    [ ]  Fee paid previously with preliminary materials:
   -----------------------------------------------------------------------------
    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1)  Amount previously paid:
   -----------------------------------------------------------------------------
    (2)  Form, Schedule or Registration Statement No.:
   -----------------------------------------------------------------------------
    (3)  Filing Party:
   -----------------------------------------------------------------------------
    (4)  Date Filed:
   -----------------------------------------------------------------------------

[Slide 1]


                               UNLOCKING VALUE AT
                            ICN PHARMACEUTICALS, INC.

                              Investor Presentation
                                    May 2001

[Slide 2]


                              The ICN Committee to
                           Maximize Shareholder Value

The Members of the Committee are SSP-Special Situations Partners ("SSP"), Providence Capital and their three Nominees.

     |_| SSP is a privately owned firm which invests in publicly traded securities of companies it believes are substantially undervalued by the market.

          SSP works with the stockholders and management of such companies to maximize stockholder value.

          SSP has been a substantial stockholder of ICN since late 1999.

     |_| Providence Capital is an independent NASD-registered broker-dealer and investment bank specializing in corporate governance and stockholder matters.

Our members own over 3 million ICN shares, an investment with a market value (as of May 1, 2001) of over $90 million.


[Slide 3]


                              ICN - A Fine Company,
                          but Significantly Undervalued

o We believe that ICN's shares trade at a significant discount to ICN's intrinsic value.

o ICN and its Chairman, Milan Panic, have repeatedly indicated over the last several years that they also believe ICN is undervalued.

o Shareholders have recently been told by ICN that ICN has "valuable strategic assets and a bright future" - which we accept and take for granted.

Why then have ICN's shares been so undervalued for so long?


[Slide 4]


                         Management has been Saying for
                          Years that ICN is Undervalued

"[W]e believe [ICN]'s stock price is significantly undervalued."

               Mr. Panic, in an ICN press release dated September 1, 1998, announcing a stock repurchase program.

"[W]e agree with [SSP] that ICN shares are undervalued".

               Mr. Panic, in an ICN press release dated November 15, 1999, commenting on the filing of SSP's initial Schedule 13D.

"[Mr. Panic] deemed the current market price for ICN stock to be undervalued in the marketplace."

               ICN press release dated December 13, 2000, announcing that Mr. Panic had chosen not to engage in a previously disclosed sale of ICN shares.

The "value that is inherent in ICN" is "inadequately recognized under [ICN's] present structure."

               Mr. Panic in a letter to ICN stockholders dated March 20, 2001.


[Slide 5]


                             ICN 1-Year Stock Chart

          [Chart showing ICN Pharmaceuticals, Inc.'s stock price from
                             May 2000 to May 2001.]

[Slide 6]

                    ICN's Stock ... Significantly Undervalued

o We believe that ICN's shares trade at a significant discount - perhaps as much as 50% to its peers.

o For example, applying the earning multiples of the five companies used as a peer group by ICN in its annual proxy statements to ICN's stock implies a potential valuation of close to $50 per share - almost double the closing price of $24.78 on April 20, 2001.

o    A similar view is also held by numerous Wall Street analysts.


[Slide 7]


                            ICN Peer Group Comparison


---------------------------------------------------------------------------------------------------------------
                                                          Price        Trailing 12-Month     Forward 12-Month
Peer Group(1)                      Ticker      FYE       04/20/01          P/E Ratio             P/E Ratio
---------------------------------------------------------------------------------------------------------------
Allergan                            AGN       12/31      $77.80              48.6x                 40.7x

Alza(2)                             AZA       12/31      $36.35              44.9x                 36.5x

Forest Laboratories (Class A)       FRX       03/31      $60.88              60.6x                 40.4x

Mylan Laboratories                  MYL       03/31      $26.05              24.8x                 20.2x

Watson Pharmaceuticals              WPI       12/31      $49.06              40.9x                 21.8x

Average P/E Ratio                                                            44.0x                 31.9x
---------------------------------------------------------------------------------------------------------------
ICN Pharmaceuticals                 ICN       12/31      $24.78              21.7x                 16.5x
---------------------------------------------------------------------------------------------------------------
Implied values for ICN
   Based on Trailing 12-Mo P/E                           $50.11              44.0x
   Based on Estimated '01 P/E                            $47.87                                    31.9x
---------------------------------------------------------------------------------------------------------------
                                                                                         Source: Bloomberg L.P.

(1) The Peer Group consists of the five companies used by the ICN Board to assess ICN's performance. Source: ICN's Proxy Statement dated May 1, 2001, and ICN's Proxy Statement dated November 27, 2000.

(2) Alza's price is calculated by taking an average of the closing price for the 25 days beginning February 20 through March 26, 2001. On March 27, 2001, Alza entered into a merger agreement with Johnson & Johnson.

[Slide 8]


                        Why Are ICN's Shares Undervalued?

It is our opinion that the market's persistent undervaluation of ICN results directly from two factors:

o    LOSS OF CONFIDENCE IN MILAN PANIC AND ICN'S BOARD

o ICN'S CORPORATE STRUCTURE - WHICH LEAVES INVESTORS IN ICN EXPOSED TO EASTERN EUROPEAN RISK.

We believe the correct solution for realizing value in ICN is to divide ICN into three completely separate companies, each of which is independently managed and has a truly independent board of directors - with a much reduced role for Mr. Panic.

[Slide 9]


                                 ICN's June Plan
                             and the Market Reaction

o On June 15, 2000, almost one year ago, ICN announced a plan to reorganize ICN through initial public offerings of two of its business units - Ribapharm and ICN International.

o However, this June Plan would have left both of these companies as majority-owned subsidiaries of ICN under the continuing control of Mr. Panic and ICN's current management.

o The price of ICN's stock plummeted by almost 25% within days following the announcement of the June Plan - a loss of almost $700 million in market value for ICN stockholders.


[Slide 10]


                             Why Was This Rejected?

There is no doubt in our minds that ICN's June plan was soundly rejected by the market for failing to address what we believe are the main causes of ICN's chronic undervaluation:

     1. Milan Panic's leadership - under the June plan, as CEO of the parent company, Mr. Panic would have remained effectively "at the helm" of all three companies.

     2. ICN's exposure to Eastern Europe - under the June plan, ICN International (with its Eastern European operations) would have remained a consolidated subsidiary of ICN.

We urged ICN's management to consider an alternative approach that would address these issues.


[Slide 11]


                             The October Agreed Plan

o Last October, as part of a legally binding agreement with SSP, ICN announced significant revisions to the June Plan committing publicly to divide ICN into three completely separate companies - by means of tax-free spin-offs of Ribapharm and ICN International.

o ICN also committed that each of these companies would be independently managed and would have a truly independent board of directors - with a much reduced management role for Mr. Panic.

    At this time, ICN also reaffirmed its intention of selling minority interests in Ribapharm and ICN International to the public - which was part of the June Plan.


[Slide 12]


                    Why does ICN's stock remain undervalued?

o We believe ICN's stock remains undervalued today because Milan Panic and the incumbent ICN Board have not demonstrated to investors convincing, tangible progress in effecting the October Agreed Plan.

o Almost one year has passed since ICN first announced a restructuring plan, more than six months have passed since ICN publicly committed to the October Agreed Plan, and still the promised restructuring of ICN not only remains unfinished ...

    ..... it has to a large extent not even begun.


[Slide 13]


                               Former ICN Director

    David Batchelder of Relational Investors LLC, a former director of ICN, announced his intention to reclaim his board seat because Relational determined that ICN "has not made sufficient progress in executing its restructuring."

                                                     ICN Proxy Statement
                                                     May 1, 2001


[Slide 14]


                             Back to the June Plan?

o In March of this year, Mr. Panic wrote to the ICN shareholders proudly presenting the steps ICN has taken with respect to the restructuring of ICN.

o Many of these items were old news - dating back to last August or before. Others are merely repetitions of previous statements about ICN's "intentions" and "proposals".

o ICN's March letter studiously avoids any mention whatsoever of last October's commitment to "ensur[e] that each of these three companies be completely separated from the others as soon as possible, with separate managements and truly independent boards."

o It ominously refers back to the announcement of the June restructuring plan and makes no reference to the revised October plan.


[Slide 15]


                            The IPO's are irrelevant

o We believe public offerings of Ribapharm and ICN International are not the crucial elements of the October Agreed Plan.

o    We believe the crucial elements of the October Agreed Plan are:

     1. the complete separation of ICN, Ribapharm and ICN International from each other as soon as possible through tax-free distributions; and...

     2.   a reduced role for Milan Panic.

     By insisting on completing the public offerings prior to effecting the tax-free distributions, ICN management is holding the distributions hostage to unpredictable market conditions.


[Slide 16]


                                   Sidelined!

o In mid-March Mr. Panic was still saying ICN's restructuring would proceed "as expeditiously as possible".

o Just six weeks later, in his May 1st letter to shareholders, he made it clear: ICN is now waiting "on the sidelines" until the markets recover.

o    We believe ICN is hiding behind the market.


[Slide 17]


                              Whatever Happened to
                        the ICN International Spin-Off?

o On March 8, 2001, ICN announced a revised structure for the offering of ICN International - now to be comprised of up to 40 percent of ICN International.

o The increased size of the proposed ICN International offering effectively scraps any possibility under current U.S. tax law of a subsequent tax-free distribution to stockholders of the remainder of that company.

o Indeed, ICN now says merely that it has a "longer-term intention" to sell its remaining stake.

o In effect, this will allow Mr. Panic and his team to control the cash proceeds - not ICN's shareholders!


[Slide 18]


                ...And The Reduced Managerial Role for Mr. Panic?


o The ICN International offering is expected to be completed "subject to market conditions" in the second quarter of 2001. Similarly, the public offering of Ribapharm is now to occur only sometime in 2001, again with the reservation "subject to market conditions."

o In the meantime - however long that may be - ICN (still led by Mr. Panic) will continue to control both Ribapharm and ICN International.

     This appears to be just the result management intends.

     "ICN has valuable strategic assets and a bright future and these are best managed under ICN's existing board of directors, and the management which has been responsible for the growth of the company." (emphasis added)

                                       ICN Press Release Issued on April 3, 2001


[Slide 19]


                                " Read My Lips "

o Despite their protestations to the contrary, we believe that Mr. Panic and ICN's Board do not intend to deliver on their October commitments and that Mr. Panic does not intend, any time soon, to relinquish control of any of ICN's businesses.

o After a year of promises, we find Mr. Panic and ICN's board all too willing to hide behind the market and embrace the status quo.


[Slide 20]


                         What Should ICN Do Differently?

o If market conditions for the foreseeable future preclude the long-promised public offerings, we believe ICN can and should move forward by seeking the necessary tax rulings and debtholder consents ...

o    and distributing 100% of Ribapharm to ICN stockholders as soon as possible.


[Slide 21]


                        Addressing ICN's Restrictive Debt

o We understand the tax-free distribution of Ribapharm shares to ICN shareholders will require the prior consent of ICN's senior debtholders.

o By insisting that the IPO's of Ribapharm and ICN International take place before any spin-off, ICN appears to be implying that the proceeds of the IPO's are needed for the redemption of its senior debt.

     We believe that ICN is capable of refinancing its senior debt or obtaining consent of its debtholders without either IPO.


[Slide 22]


               LOSS OF CONFIDENCE IN MILAN PANIC AND ICN'S BOARD


[Slide 23]


                                The Panic Factor

The Committee believes that Mr. Panic's attitude toward ICN shareholders, as well as much publicized past and present run-ins with the Securities and Exchange Commission, ICN employees, Schering-Plough and others, dating back years and continuing today, have sapped investor confidence in ICN and lie at the root of ICN's discounted market valuation.


[Slide 24]


                               Mr. Panic's Attitude
                            Towards ICN Stockholders

"They are stupid, stupid, stupid people . . . [s]tockholders who get involved with what I do are speculators, manipulators, and sometimes blackmailers."

                                                            Mr. Panic, quoted in
                                                      Bloomberg Markets Magazine
                                                                 August 28, 2000


[Slide 25]


                              Problems with the SEC
                                Past and Present

SEC complaints have led Mr. Panic to sign two consent decrees with the SEC, one in 1977 and another in 1991. While neither denying nor admitting guilt, in signing the consent decrees Mr. Panic pledged "not to violate securities laws in the future."

                                                         The Wall Street Journal
                                                                   April 6, 2000

Another SEC complaint, filed in 1999, is currently pending against Mr. Panic, ICN and other ICN officers alleging they took actions that "operated as a fraud and deceit upon other persons" in violation of the securities laws. In this action, the SEC is seeking an order barring Mr. Panic from acting as an officer or director of any publicly-traded company. ICN has recorded a $9.25 million reserve in connection with this proceeding.

                                             ICN Pharmaceuticals, Inc. Form 10-K
                                            for the year ended December 31, 2000

[Slide 26]


                           Problems with ICN Employees

"Seven former female employees have won settlements for [Milan Panic's] alleged sexual harassment, four in state court . . . and the others after internal procedures."

                                                         The Wall Street Journal
                                                                   April 6, 2000

ICN has guaranteed a 1996 loan of $3,600,000 to Milan Panic for the settlement of litigation involving a claim by a former ICN employee of alleged sexual harassment by Milan Panic and ICN.

"The Company is not aware of the time frame in which the Chairman [Milan Panic] expects to repay this obligation."

                                                             ICN Proxy Statement
                                                                     May 1, 2001

[Slide 27]


                          Disputes with Schering-Plough

In November 2000, ICN gave Schering-Plough, one of ICN's key business partners, options and rights of "first/last refusal" over a group of ICN products "as part of the resolution" of claims by Schering-Plough that ICN had breached their license agreement.

ICN has now disclosed a new dispute with Schering-Plough over the royalties payable under this important license agreement with a potential material impact on ICN's results of operations.

                                             ICN Pharmaceuticals, Inc. Form 10-K
                                            for the year ended December 31, 2000


[Slide 28]


                                  Panic's Board

The Committee does not believe that the incumbent Board of ICN - none of whom were nominated by shareholders - is as independent of Mr. Panic and ICN's management as it should be or that they have sufficient incentive to dedicate themselves to maximizing shareholder value.


[Slide 29]


                              The Dirty Half Dozen:
                             America's Worst Boards

ICN has had the distinction of being named this month to Fortune Magazine's fourth annual list of America's worst corporate boards.

"The board is an absolute joke . . . . Each member of the staggered board gets
15,000 stock options every year, an obscene amount. . . . There is no nominating committee; Panic handpicks all directors."

                                                  Fortune Magazine, May 14, 2001
                                  "The Dirty Half-Dozen: America's Worst Boards"


[Slide 30]


                              The Fortune Magazine
                                  Hall of Shame

o We also note that Fortune has inducted Occidental Petroleum into its Hall of Shame of worst corporate boards.

o In February this year ICN appointed not one but two long-time Occidental Petroleum directors - CEO Ray Irani and Rosemary Tomich - to ICN's board.

o    Mr. Irani is one of this year's three management nominees.


[Slide 31]


                                A vested interest
                               in the status quo?

o ICN's "[d]irectors get . . . a larger annual award than provided by 349 of 350 big and midsize concerns surveyed by pay consultants William M. Mercer Inc. last year [1999]."

o "Mercer estimates the initial per-director value of the 1999 and 1998 [option] grants at $410,803 and $653,222, respectively."

                                                         The Wall Street Journal
                                                                   April 6, 2000

[Slide 32]


                           Insignificant Shareholdings

    Excluding their unexercised company-granted options, the ten incumbent non-management directors own, collectively, a total of only 9,366 ICN shares and five of them (including two of this year's three management nominees) own no shares at all.

                                                             ICN Proxy Statement
                                                                     May 1, 2001

    By contrast, the members of the Committee own over 3 million ICN shares, valued at over $90 million (the Committee's nominees have personally invested $6.0 million in ICN stock and own 276,000 shares).


[Slide 33]


                             Other shareholders also
                        want a more independent board ...

Heartland Advisors. "Among Heartland's concerns are . . . [a] lack of investor confidence in the present Board which Heartland believes is due to its demonstrated inability to act independent of Company management and several past Board actions that raise serious conflict of interest concerns." (emphasis added)

                                           Heartland Advisors, Inc. Schedule 13D
                                                                    July 6, 2000


[Slide 34]


                             Other shareholders also
                        want a more independent board ...

    TIAA-CREF. At ICN's 2000 annual meeting of stockholders, a mere four months ago, TIAA-CREF proposed a resolution expressing the view that ICN's Board structure and composition raise "serious questions" about the Board's capacity to act independently of management and requested ICN adopt a policy that a substantial majority of its directors are independent.

    The incumbent Board opposed this resolution.

                                                        ICN 2000 Proxy Statement
                                                               November 27, 2000

[Slide 35]


                         Holders of 18.5 Million Shares

ICN's shareholders, rejecting management's recommendation, voted in favor of, and passed, the TIAA-CREF 'Board Independence' resolution by a wide majority:

18.5 million votes "For" versus 12.6 million votes "Against."


                                             ICN Pharmaceuticals, Inc. Form 10-K
                                            for the year ended December 31, 2000


[Slide 36]


                                   Enforcement

At the time SSP agreed not to pursue a proxy fight at the 2000 annual meeting, it obtained agreements from ICN about the timing of the next two annual meetings and the size of the Board.

This was obtained expressly to provide a means to exercise the shareholder franchise to enforce ICN's public commitments regarding the restructuring plan, other strategic alternatives and the future management of ICN's businesses.


[Slide 37]


                               A Two-Step Process

     As a means for SSP and the ICN stockholders to enforce ICN's public commitments, ICN agreed with SSP

o to hold its 2001 and 2002 Annual Meetings no later than the end of May 2001 and 2002, respectively (remembering that 16 months elapsed between ICN's 1998 and 1999 annual meetings and 15 months between the 1999 and 2000 meetings);

o    to reduce the size of its Board to nine by May 2002; and

o to ensure that the directors elected at those two meetings will constitute at least two-thirds of the entire Board in May 2002.

     These agreements, now also reflected in ICN's Bylaws, provide ICN stockholders with the means to nominate and elect stockholder-nominated directors as a majority of the Board within the next thirteen months.

     Clearly, this enforcement mechanism "loses its teeth" if directors nominated by ICN's incumbent Board and management are permitted to fill the three seats available this year.


[Slide 38]


                            The Committee's Nominees

Unlike the slate proposed by ICN, the Committee's nominees were not chosen by Milan Panic and the other incumbent members of ICN's Board. The Committee's slate includes:

o General Ronald R. Fogleman - Retired Chief of Staff of the United States Air Force.

o Edward A. Burkhardt - Founder and former CEO of Wisconsin Central Transportation Corporation (WCLX).

o    Steven J. Lee - CEO and founder of Polymedica Corporation (PLMD).

Our three director nominees - who are totally independent of Mr. Panic and who own over $6 million of ICN shares - are committed to taking the measures needed to execute the restructuring as announced in October - and will not stand for further unnecessary delay.


[Slide 39]


                          Four Good Reasons for Voting
                         "FOR" the Committee's Nominees

o ICN's Board lacks truly independent, shareholder-nominated directors; if only as a matter of policy, this should be corrected.

o ICN committed in October to distribute its holdings of Ribapharm and ICN International to the ICN shareholders but has already reneged on its commitment with regard to ICN International and is, we believe, unnecessarily holding the spin-off of Ribapharm hostage to the state of the IPO markets.

o Mr. Panic protests that he remains committed to the restructuring of ICN and yet ICN says that "ICN [is] best managed under ICN's existing board of directors, and the management which has been responsible for the growth of the company."

o If shareholders do not vote shareholder nominees onto the Board of ICN this year, the two-part mechanism negotiated by SSP on behalf of the shareholders will lose its force.

     You can take advantage of this (costless) insurance policy to maintain pressure on the ICN Board to maximize shareholder value by voting for the shareholder nominees!


[Slide 40]


                                     Legend

This presentation was first presented to shareholders on or about May 7, 2001.

In connection with its solicitation of proxies with respect to ICN Pharmaceuticals' 2001 Annual Meeting, the ICN Committee to Maximize Shareholder Value (the "Committee") has filed a proxy statement with the Securities and Exchange Commission (the "SEC") and furnished the proxy statement on or about May 3, 2001 to security holders of ICN Pharmaceuticals, which security holders are advised to read as it contains important information. Security holders may obtain a free copy of such proxy statement and any other relevant documents filed with the SEC, from the website of the SEC at www.sec.gov. Copies of any proxy soliciting materials filed by the Committee with the SEC may also be obtained for free from the Committee's website at www.icnmaxvalue.com.

The Committee, SSP - Special Situations Partners Inc., Providence Capital, Inc., Edward A. Burkhardt, General Ronald R. Fogleman, Steven J. Lee, Richard E. Lazarow and John J. Hill will be (and certain of the executive officers and directors of SSP and Providence may be) participants in the solicitation by the Committee of proxies with respect to ICN Pharmaceuticals' 2001 Annual Meeting. None of such persons has any direct or indirect interests in the matters to be acted upon at the 2001 Annual Meeting other than as a stockholder or a nominee for election as a director of ICN Pharmaceuticals. Further information concerning the participants and their direct or indirect interests can be found in the definitive proxy statement filed with the SEC by the Committee on May 2, 2001.